EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Redback Networks Inc. of our report dated January 15, 2003, except as to the fourth, fifth and sixth paragraphs of Note 1 which are as of August 5, 2003, relating to the financial statements and financial statement schedule of Redback Networks Inc. for the year ended December 31, 2002, which appears in its Registration Statement on Form S-4 initially filed with the Securities and Exchange Commission on August 6, 2003.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

January 30, 2004